February 25, 2015

Harvey Katz
Earth Science Tech, Inc. (fka Ultimate Novelty Sports, Inc.)
40 East Main Street, Suite 998
Newark, DE 19711

Dear Dr. Katz:

Effective February 25, 2015, we will cease our services as your independent auditor.  We have reached this decision reluctantly and after substantial deliberation.  As a result of our resignation, you are required to file a Form 8-K with the SEC disclosing this matter.

We are in the process of reviewing your account.  Once the review is complete, we will notify you of any unused amounts.

Thank you for your time.  We look forward to assisting you with the transition to your new accountants.  If you have any questions regarding this letter or require additional information, please contact our office at the number listed below.

Sincerely,

/s/ De Joya Griffith, LLC
De Joya Griffith, LLC
Certified Public Accountants

Corporate Headquarters:  De Joya Griffith, LLC
2580 Anthem Village Drive, Henderson, NV 89052 Phone:  (702) 563-1600 Fax: (702) 920-8049

March 4, 2015

Securities and Exchange Commission
100 F Street NE
Washington, DC  20549

RE: Earth Science Tech, Inc.

We have read the statements that we understand Earth Science Tech, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Very truly yours,

De Joya Griffith, LLC
Certified Public Accountants

Corporate Headquarters
De Joya Griffith, LLC
2580 Anthem Village Drive, Henderson, NV 89052 Phone:  (702) 563-1600 Fax: (702) 920-8049